                                                                     EXHIBIT 2.1





================================================================================


                            ASSET PURCHASE AGREEMENT

                                  by and among


                                STAFFMARK, INC.,

                   STAFFMARK ACQUISITION CORPORATION SIXTEEN,



                         STRUCTURED LOGIC COMPANY, INC.

                                      and

                         STRUCTURED LOGIC SYSTEMS, INC.



================================================================================

                               TABLE OF CONTENTS


                                                                                                                     PAGE
                                                                                                                     ----
INDEX TO EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv

ARTICLE I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
SECTION 1.1.           Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II.  PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
SECTION 2.1.           Transfer of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
SECTION 2.2.           Instruments of Conveyance and Transfer   . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
SECTION 2.3.           Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
SECTION 2.4.           Consideration for the Transferred Assets   . . . . . . . . . . . . . . . . . . . . . . . . . .   4
SECTION 2.5.           Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
SECTION 2.6.           Allocation of Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
SECTION 3.1.           Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
SECTION 3.2.           Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
SECTION 3.3.           No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
SECTION 3.4.           Subsidiaries and Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
SECTION 3.5.           Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
SECTION 3.6.           Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
SECTION 3.7.           Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
SECTION 3.8.           Labor and Employee Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
SECTION 3.9.           Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
SECTION 3.10.          Powers of Attorney; Absence of Limitations on Competition; Guarantees  . . . . . . . . . . . .   8
SECTION 3.11.          Significant Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
SECTION 3.12.          Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
SECTION 3.13.          Absence of Certain Changes; Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . .   8
SECTION 3.14.          Certain Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
SECTION 3.15.          Compliance with Law; Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
SECTION 3.16.          Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 3.17.          Fixed Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 3.18.          Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 3.19.          Outstanding Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
SECTION 3.20.          Outstanding Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 3.21.          Intellectual Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 3.22.          Proprietary Information of Third Parties   . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 3.23.          Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
SECTION 3.24.          Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
SECTION 3.25.          Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
SECTION 3.26.          Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
SECTION 3.27.          Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
SECTION 3.28.          Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

SECTION 3.29.          Securities Exemptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
SECTION 3.30.          Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE BUYERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
SECTION 4.1.           Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
SECTION 4.2.           Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
SECTION 4.3.           No Violation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
SECTION 4.4.           The Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE V.  PRECLOSING COVENANTS AND AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 5.1.           Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 5.2.           Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 5.3.           Investigations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 5.4.           Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 5.5.           Corporate Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 5.6.           Obligations Concerning Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 5.7.           Corporate Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 5.8.           Notice of Developments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 5.9.           Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE VI.  POSTCLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 6.1.           PostClosing Covenants of the Corporation   . . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 6.2.           PostClosing Covenants of StaffMark and SAC   . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE VII.  CONDITIONS TO THE BUYERS' OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 7.1.           Representations and Warranties True; Satisfaction of Covenants   . . . . . . . . . . . . . . .  20
SECTION 7.2.           Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 7.3.           No Obstructive Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 7.4.           Opinion of Counsel to the Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 7.5.           Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.6.           Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.7.           Approval of the Buyers and Its Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.8.           No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.9.           Indemnification Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.10.          Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.11.          Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.12.          Noncompetition Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.13.          Earnout Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.14.          Purchase Price Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.15.          Corporate Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 7.16.          Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VIII.  CONDITIONS TO THE CORPORATION'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 8.1.           Representations and Warranties True; Satisfaction of Covenants   . . . . . . . . . . . . . . .  22
SECTION 8.2.           Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 8.3.           No Obstructive Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 8.4.           Approval of the Corporation and Its Counsel  . . . . . . . . . . . . . . . . . . . . . . . . .  22


SECTION 8.5.           Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 8.6.           Earnout Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 8.7.           Opinion of Counsel to the Buyers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 8.8.           Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE IX.  THE CLOSING AND CERTAIN CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 9.1.           Time and Place of the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 9.2.           Survival of Representations, Warranties and Covenants.   . . . . . . . . . . . . . . . . . . .  23
SECTION 9.3.           Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE X.   TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 10.1.          Termination of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 10.2.          Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 10.3.          Other Termination Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE XI.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 11.1.          Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 11.2.          Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 11.3.          Modifications and Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 11.4.          Assignment/Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 11.5.          Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 11.6.          Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 11.7.          Submission to Jurisdiction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 11.8.          Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 11.9.          Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 11.10.         Headings and Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 11.11.         Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 11.12.         Gender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 11.13.         Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 11.14.         Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 11.15.         Exhibits and Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 11.16.         Telecopy Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27


                               INDEX TO EXHIBITS


EXHIBIT A              --      Form of the Bill of Sale and Assignment
EXHIBIT B              --      Form of the Escrow Agreement
EXHIBIT C              --      Form of the Earnout Agreement
EXHIBIT D              --      Form of the Assumption Agreement
EXHIBIT E              --      Form of the Indemnification Agreement
EXHIBIT F              --      Form of the Noncompetition Agreement


                                                    INDEX TO SCHEDULES


Schedule 2.3           --      Excluded Assets
Schedule 2.6           --      Allocation of Purchase Price
Schedule 3.1           --      Organization and Qualification
Schedule 3.3           --      No Violations; Consents
Schedule 3.6           --      Financial Statements
Schedule 3.7           --      Absence of Undisclosed Liabilities
Schedule 3.8           --      Labor and Employee Relations
Schedule 3.8.1         --      Employees
Schedule 3.8.2         --      Consultants
Schedule 3.10          --      Powers of Attorney; Absence of Limitations on Competition; Guarantees
Schedule 3.11          --      Significant Customers
Schedule 3.13          --      No Adverse Change
Schedule 3.15          --      Compliance with Law; Licenses and Permits
Schedule 3.16          --      Employee Benefits
Schedule 3.17          --      Claims on Fixed Assets
Schedule 3.18          --      Insurance
Schedule 3.19          --      Contracts
Schedule 3.19.1        --      Notice of Contract Defaults
Schedule 3.19.2        --      Termination of Contracts
Schedule 3.19.3        --      Limitations on Contracts
Schedule 3.19.4        --      Contracts Requiring Consent of Other Party
Schedule 3.20          --      Leases
Schedule 3.21          --      Intellectual Properties
Schedule 3.22          --      Proprietary Information of Third Parties
Schedule 3.23          --      Transactions with Affiliates
Schedule 3.25          --      Litigation
Schedule 3.26          --      Environmental Matters
Schedule 3.27          --      Brokers

                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into this ___ day of November, 1997, by and among StaffMark, Inc., a Delaware corporation ("StaffMark"), StaffMark Acquisition Corporation Sixteen, a Delaware corporation and wholly-owned subsidiary of StaffMark ("SAC" and collectively with StaffMark, the "Buyers"), Structured Logic Company, Inc., a Delaware corporation ("SLC") and Structured Logic Systems, Inc., a New York corporation affiliated with SLC ("SLS" and collectively with SLC, the "Corporation"). StaffMark, SAC and the Corporation are sometimes referred to collectively as the "Parties" and sometimes each entity is referred to herein separately as a "Party".

                                    RECITALS

        WHEREAS, the Corporation is engaged in the business of providing information technology consulting and staffing services (the "Business");

        WHEREAS, the Corporation is the owner of all right, title and interest in and to the assets described in Section 1.1 hereto, with such assets being substantially all of the assets currently used by the Corporation in the Business; and

        WHEREAS, the Corporation desires to sell substantially all of its assets to StaffMark and StaffMark desires to purchase, through SAC, the assets from the Corporation, all pursuant to this Agreement as hereinafter provided.

                                   AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                            ARTICLE I.  DEFINITIONS


        SECTION 1.1.   Definitions.

               (a)     The following terms have meanings set forth below:

        "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, special notices, records of decision(s), orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "ERISA Affiliate" means any entity that is, or at any time was, a member of a controlled group, as defined in Section 412(n)(6)(B) of the Code, that includes or included the Corporation or any predecessor to the Corporation.

        "Knowledge" means all facts and information which are either within the actual knowledge of the Corporation or of any officer, director, employee or agent of the Corporation or that should have been known to such persons in the exercise of reasonable care and after due inquiry.

        "Liability" means any liability (whether known or unknown, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

        "Ordinary Course of Business" means the ordinary course of business of the Corporation consistent with past custom and practice (including quantity and frequency).

        "Person" means an individual, a general partnership, a limited partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity.

               (b) The following terms have the meanings defined for such terms in the Sections set forth below:


                       Term                                      Section
                       ----                                      -------

               Accounts Receivable                               3.28
               Agreed Value                                      2.4(d)
               Agreement                                         Preamble
               Assignment Agreement                              2.2(a)
               Assumed Liabilities                               2.5(a)
               Assumption Agreement                              2.5(a)
               Balance Sheet                                     3.6
               Balance Sheet Date                                3.6
               Benefit Plan                                      3.16
               Breaching Party                                   9.3
               Business                                          Preamble
               Buyers                                            Preamble
               Claims                                            2.1
               Closing                                           9.1
               Closing Date                                      9.1
               Contracts                                         3.19
               Corporation                                       Preamble
               Documents                                         3.2
               Earnout Agreement                                 2.4(c)
               Electronic Data                                   2.1(f)
               Employee Information                              2.1(d)
               Employee Transfer Time                            5.6
               Employment Agreement                              7.11
               ERISA                                             3.16
               Escrow Agreement                                  2.4(b)
               Excluded Assets                                   2.3
               Financial Statements                              3.6
               First Purchase Price Payment                      2.4(a)

               GAAP                                              3.6
               Indemnification Agreement                         7.9
               Intellectual Property                             3.21
               Leased Parcels                                    3.20
               Leases                                            3.20
               Mirror Plan                                       6.1(p)
               Most Recent Financial Statements                  3.6
               Most Recent Fiscal Year End                       3.6
               Noncompetition Agreements                         7.12
               Parties                                           Preamble
               Party                                             Preamble
               Purchase Price                                    2.4
               Purchase Price Certificate                        2.4(a)
               Records                                           2.1(e)
               Related Person                                    3.22
               SAC                                               Preamble
               Securities Act                                    3.29
               Shares                                            2.4(a)
               SLC Plan                                          6.1(p)
               StaffMark                                         Preamble
               StaffMark Common Stock                            2.4(a)
               Substance or Substances                           3.26
               Tax or Taxes                                      3.24
               Transferred Assets                                2.1
               WARN                                              3.8(e)



                    ARTICLE II.  PURCHASE AND SALE OF ASSETS

        SECTION 2.1. Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Corporation shall transfer to SAC, free and clear of all claims, charges, pledges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever (collectively, "Claims"), all of the assets, properties and rights owned by the Corporation or in which the Corporation has any right or interest of every type and description, real, personal and mixed, tangible and intangible, confirmed or contingent, other than the Excluded Assets relating to the Business, including, without limitation, the following:

               (a) Generally. Cash (other than the amount of cash reflected on Schedule 2.3), accounts receivable, business agreements, property, equipment, inventory, goodwill, supplier lists, customer lists, prepaid insurance, licenses and permits, processes, service marks, trade secrets, computers and computer equipment, files and other records, systems and processes, security deposits, memberships, contracts, leasehold interests, leasehold and other improvements, machines, machinery, equipment, furniture, fixtures, supplies, all rights and claims under insurance policies and other contracts of whatever nature, and all causes of action, claims and demands by the Corporation relating to all of the foregoing items;

               (b) Name and Related Items. The names Structured Logic Company, Inc. and any variant thereof, all copyrights, copyright applications, trade names, trademarks, service marks and logos (whether or not registered) related thereto; the Corporation's transferable interest in the phone number (212) 947-7510, and the facsimile number
        (212) 967-0720 and other phone and facsimile numbers for the Business existing as of the Closing;

               (c) Agreements and Contracts. All orders, bids, quotations, contracts, and other agreements with or related to past, present and prospective clients of the Business and all amendments, updates, customer files, lists, records, studies, surveys, reports, correspondence and other similar materials related to the foregoing;

               (d) Employee Agreements and Information. All employment, nondisclosure, noncompetition and nonsolicitation agreements and contracts between the Corporation and its employees or consultants and all rights thereunder and copies of all information for each employee or consultant of the Corporation (collectively, the "Employee Information");

               (e) Records. All books, records, lists and reports, including but not limited to, resumes and resume files, related to the Business whether or not currently being utilized by such Business, other than the corporate books and Tax returns, although, the Buyers will be provided copies of these documents (collectively, the "Records");

               (f) Electronic Data. All rights of the Corporation in all electronic information and data related to the Business wherever located (collectively, the "Electronic Data"); and

               (g) Additional Information. All sales, advertising and promotional literature and materials, advertising and advertising copy and other similar materials on which solely appears the name and such other materials which are currently in the possession of the stockholder of the Corporation and/or the employees or consultants of the Corporation on which appear the name "Structured Logic Company, Inc.", or any form thereof.

All of the foregoing assets shall be referred to collectively as the "Transferred Assets".

        SECTION 2.2.   Instruments of Conveyance and Transfer.

               (a) The Corporation shall transfer the Transferred Assets to SAC pursuant to a Bill of Sale and Assignment the form of which is attached hereto as Exhibit A, (the "Assignment Agreement"), and such other documents and instruments relating thereto as the Buyers or its counsel may reasonably request.

               (b) At any time and from time to time after the Closing Date, at the request of the Buyers, without further consideration, the Corporation shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to SAC and to confirm SAC's title to the Transferred Assets.

        SECTION 2.3. Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, there shall be excluded from the Transferred Assets and retained by the Corporation the assets listed on Schedule 2.3 hereto (the "Excluded Assets").

        SECTION 2.4 Consideration for the Transferred Assets. In consideration for the transfer of the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement, the Buyers shall pay to the Corporation an aggregate purchase price (the "Purchase Price") as follows:

               (a)     At the Closing, the Buyers shall deliver to the
        Corporation: (i) the shares of StaffMark common stock, $.01 par value (the "StaffMark Common Stock") set forth in the certificate delivered by the Corporation herewith (the "Purchase Price Certificate"), based on the Agreed Value (collectively, the "Shares"); and (ii) the amount of cash set forth in the Purchase Price Certificate, said cash to be payable in immediately available funds by wire transfer (the sum of the values of items (i) and (ii) are collectively referred to as the "First Purchase Price Payment");

               (b) At the Closing, the Buyers shall deposit into escrow with Mercantile Bank National Association, St. Louis, Missouri, the number of the Shares equal to 10% of the First Purchase Price Payment based on the Agreed Value, as further set forth in the Purchase Price Certificate, pursuant to an escrow agreement, the form of which is attached hereto as Exhibit B (the "Escrow Agreement");

               (c) The Buyers shall pay to the Corporation the amount of cash and StaffMark Common Stock pursuant to and in accordance with the Earnout Agreement, the form of which is attached hereto as Exhibit C (the "Earnout Agreement");

               (d) For purposes of this Agreement, the term "Agreed Value" shall mean the ten (10) day average for the last reported sale price of the StaffMark Common Stock as reported on the Nasdaq Stock Market's National Market ending on the last business day immediately preceding the date of this Agreement; and

               (e) The Buyer shall pay the Corporation Two Million, Five Hundred Thousand Dollars ($2,500,000) on or before January 5, 1998.

        SECTION 2.5. Assumption of Liabilities. The only obligations and liabilities to be assumed by SAC in connection with its acquisition of the Transferred Assets (the "Assumed Liabilities") are the obligations reflected in or on an exhibit to the Assumption Agreement, the form of which is attached hereto as Exhibit D (the "Assumption Agreement"); provided, however, that the Assumed Liabilities shall exclude in each case any Liabilities or alleged
Liabilities: (i) relating to any Taxes or sales, use or transfer Taxes arising in connection with the sale of the Transferred Assets; (ii) relating to any tort, infringement, or violation of law (civil or criminal) by the Corporation and any pending or threatened litigation matters arising from actions or lack of action that occurred prior to the Closing Date; (iii) payable to any affiliate of the Corporation, except as set forth on the Balance Sheet; (iv) arising under the environmental laws or any Benefit Plan (except to the extent any Benefit Plan is specifically assumed pursuant to Section 6.2(d); (v) arising from or relating to the employment or termination of employment of any employee or consultant of the Corporation by the Corporation at or prior to the Closing Date; and (vi) relating to any prepayment penalty or other obligation relating to the Corporation's debt not shown on the Balance Sheet. Except as expressly set forth in the Assumption Agreement, the Buyers shall not assume or become liable for the payment or performance of any Liabilities of the Corporation of any nature whatsoever, which relate to the Corporation and the Business prior to the Closing Date.

        SECTION 2.6. Allocation of Purchase Price. The consideration paid by the Buyers and the Assumed Liabilities assumed by SAC pursuant to Sections 2.4 and 2.5 above shall be allocated among the Transferred Assets purchased hereunder in accordance with Section 1060 of the Code and as set forth in
Schedule 2.6 attached hereto. The Corporation and the Buyers each hereby covenant and agree that none of them will take a position on any income tax return, before any governmental agency, or in any judicial proceeding that is in any way inconsistent with the allocation set forth on Schedule 2.6. The Parties agree to make all filings required under Section 1060 of the Code consistent with the allocation of such consideration as set forth on Schedule
2.6. Each Party shall duly and timely file Form 8594 with its appropriate Tax returns.


        ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

        As an inducement to the Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, the Corporation represents and warrants to the Buyers as follows:

        SECTION 3.1. Organization and Qualification. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation is duly qualified or otherwise authorized to transact business and, except as noted on Schedule 3.1 is in good standing as a foreign corporation in the states set forth on Schedule 3.1 attached hereto, which are all states in which either the ownership or use of its properties, or the nature of the activities conducted by it, requires such qualification. The Corporation has made available to the Buyers complete and correct copies of its Articles of Incorporation and By-laws as currently in effect.

        SECTION 3.2. Corporate Power and Authority. The Corporation has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, including the right to use the name Structured Logic Company, Inc., and any fictitious names currently being used in the geographic area presently served by it. The Corporation: (a) has the full power and authority to execute, deliver and perform this Agreement, the Exhibits and the Schedules hereto and the other documents and instruments contemplated hereby (collectively the Exhibits and Schedules hereto and the other documents and instruments contemplated hereby shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby; and (b) this Agreement and the other Documents have been duly and validly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with their terms.

        SECTION 3.3. No Violation. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the other Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other Documents and such other agreements in compliance with the terms and conditions hereof and thereof by the Corporation will: (i) violate, conflict with or result in any breach of the Articles of Incorporation or By-laws of the Corporation or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to the Corporation; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date of any of the obligations of the Corporation under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to the Corporation or any of the terms, conditions or provisions of any material mortgage, indenture, note, license, Contract or other instrument or obligation related to the Corporation or to the Corporation's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyers;
(iii) result in the creation of any Claims upon the Transferred Assets of the Corporation; or (iv) require the consent, waiver, authorization or approval of any federal, state or local government or governmental department, agency, board, commission, bureau, instrumentality, or public or self-regulatory body or authority, or of any other Person, entity or organization.

        SECTION 3.4. Subsidiaries and Investments. The Corporation has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

        SECTION 3.5. Books and Records. The Corporation does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including electronic, mechanical or photographic process whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Corporation. The Employee Information, the Records, and the Electronic Records are materially true and correct and accurately reflect the operations of the Business and have been maintained consistent with past practices.

        SECTION 3.6. Financial Statements. The Corporation has previously furnished to the Buyers, and attached hereto as Schedule 3.6 are the following financial statements (collectively, the "Financial Statements"): (a) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996 (the "Most Recent Fiscal Year End") for the Corporation; and (b) the unaudited balance sheet of the Corporation (the "Balance Sheet") as of September 30, 1997 (the "Balance Sheet Date") and the related statements of income and the expenses for the nine (9) months then ended (such interim financial statements are hereinafter referred to as the "Most Recent Financial Statements"). All of the Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") on a consistent basis and were prepared from the books and records of the Corporation; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material in the aggregate) and lack footnotes and other presentation items. Such books and records are complete and correct in all material respects, accurately reflect all transactions of the Corporation, and have been made available to the Buyers for examination. The Financial Statements fairly present the financial position of the Corporation as of the dates thereof and the results of its operations for the periods ended on the dates thereof. Since the Balance Sheet Date and except as set forth on Schedule 3.6: (i) there has been no change in the assets, Liabilities or financial condition of the Business of the Corporation from that reflected in its Balance Sheet outside the Ordinary Course of Business; and (ii) none of the business, prospects, financial condition, operations, property or affairs of the Corporation has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The Balance Sheet reflects, as of the Balance Sheet Date, all Liabilities, debts, and obligations of any nature of the Corporation related to the Corporation, whether accrued, absolute, contingent, or otherwise, and whether due, or to become due, including, but not limited to, Liabilities, debts, or obligations on account of Taxes or other governmental charges or penalties, interest or fines thereon or in respect thereof, to the extent such items are required to be reflected on such Balance Sheet under GAAP.

        SECTION 3.7.   Absence of Undisclosed Liabilities.

               (a) Except as and to the extent of the amounts specifically reflected or reserved against in its Balance Sheet or except as set forth on Schedule 3.7, the Corporation has no Liabilities or obligations of any nature whatsoever due or to become due, accrued, absolute, contingent or otherwise, except for Liabilities incurred since the date thereof in the Ordinary Course of Business or which are immaterial, if outside the Ordinary Course of Business.

               (b) The Corporation has adequate coverage under a full-premium policy and represents and warrants there is no unrecorded Liability for which the Buyers will be liable. All referral fees and commissions due to employees or consultants for all periods ending prior to the Closing Date have been properly paid or accrued on the Balance Sheet.

               (c) The Corporation is not bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the Transferred Assets.

        SECTION 3.8.   Labor and Employee Relations.

               (a) Schedule 3.8 sets forth a list of each collective bargaining agreement to which the Corporation is a party and any collective bargaining agreement which pertains to employees or consultants of the Corporation, as well as a list of employment agreements with key employees of the Corporation and a summary of agreements with consultants and independent contractors of the Corporation. Schedule 3.8.1 sets forth a complete list of the base salary and any bonuses or commissions for the prior year and the current fiscal year paid by the Corporation for each corporate or administrative employee and each consultant utilized in connection with the operation of the Business. Schedule 3.8.2 sets forth a list of each consultant of the Corporation and such consultant's gross pay rate, all benefits and billing rates.

               (b) No labor organization or group of employees or consultants of the Corporation has made a pending demand for recognition or certification, and there are no representation proceedings presently pending or threatened with the National Labor Relations Board or any other federal, state, or other governmental agency or authority involving employees or consultants of the Corporation. There are no other organizing activities involving the Corporation presently being conducted or threatened by any labor organization or group of employees or consultants of the Corporation.

               (c) There are no strikes, work stoppages, slowdowns, lockouts, labor disputes or material grievances pending or threatened against the Corporation, and there have been no actual or threatened material labor disputes or work stoppages within the last three (3) years. Except as set forth on Schedule 3.8, there are no unfair labor practice charges or complaints pending or threatened by or on behalf of any employee, consultant or group of employees or consultant of the Corporation.

               (d) There are no complaints, charges or claims pending or, threatened against the Corporation by any federal, state or other governmental agency or authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Corporation of any individual.

               (e) Except as set forth in Schedule 3.8(e), the Corporation has been and is in substantial compliance with all laws, regulations and orders relating to the employment of the employees or consultants of the Corporation, including but not limited to all such laws, regulations and orders relating to wages, hours, the Workers Adjustment and Restraining Notification Act, 29 U.S.C. Section 151 et seq. ("WARN"), the National Labor Relations Act, as amended, 29 U.S.C.
        Section 151 et. seq., and any comparable state or local laws or regulations, equal employment opportunity discrimination laws or regulations, civil rights laws or regulations safety and health laws or regulations, workers' compensation laws or regulations and the collection and payment of withholding and/or social security taxes.

        SECTION 3.9.   Real Property.  The Corporation owns no real property.

        SECTION 3.10 Powers of Attorney; Absence of Limitations on Competition; Guarantees. Except as set forth in Schedule 3.10: (i) no power of attorney or similar authorization given by the Corporation presently is in effect or outstanding as to any of the Transferred Assets; (ii) no contract or agreement to which the Corporation is a party or is bound or to which the Corporation's properties or assets is subject limits the freedom of the Corporation to compete in any line of business or with any Person; and (iii) the Corporation is not a party to or bound by any guarantee of any debt or obligation of any other Person which relates to the Transferred Assets.

        SECTION 3.11. Significant Customers. Set forth on Schedule 3.11 is a true and correct list of the Corporation's ten largest customers for the last fiscal year and the most recent nine (9)-month period ending September 30, 1997, together with the amount of services attributable to such customers expressed in dollars and as a percentage of total sales and services. None of the customers identified on Schedule 3.11 has terminated, reduced, or threatened to terminate or reduce, its request for services of the Corporation during the period covered by such schedule or prior to the Closing Date.

        SECTION 3.12. Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Corporation of this Agreement.

        SECTION 3.13. Absence of Certain Changes; Conduct of Business. Except as set forth on Schedule 3.13, during the period from the Balance Sheet Date to and including the date of this Agreement:

               (a) the Corporation has not canceled any indebtedness owing to it or any claims that it might have possessed, waived any material rights of substantial value or sold, leased, encumbered, transferred, or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of its assets or permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

               (b) the Corporation has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, of the Corporation except in the Ordinary Course of Business;

               (c) the Corporation has not made any changes in the types, nature, composition or quality of the services of the Business and there has not been any adverse change in the sales, revenue or net income of the Business;

               (d) the Corporation has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) involving more than $5,000 or outside the Ordinary Course of Business;

               (e) no Person (including the Corporation) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Corporation is a party or by which it is bound involving more than $5,000 or outside the Ordinary Course of Business;

               (f) the Corporation has not allowed any Claims to be imposed upon any of its assets, tangible or intangible outside the Ordinary Course of Business;

               (g) the Corporation has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

               (h) the Corporation has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

               (i) the Corporation has not issued, or agreed to issue, any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 or outside the Ordinary Course of Business;

               (j) the Corporation has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

               (k) the Corporation has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

               (l) the Corporation has not granted any license or sublicense of any rights under or with respect to any patents, trademarks or copyrights;

               (m) the Corporation has not accelerated collection of accounts receivables through special inducements or outside the Ordinary Course of Business;

               (n) the Corporation has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

               (o) the Corporation has not declared, set aside, or paid any dividend or made any distribution with respect to its stockholders (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (p) the Corporation has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

               (q) the Corporation has not made any loan to, or entered into any other transaction with, any of its stockholders, directors, officers, employees or consultants outside the Ordinary Course of Business;

               (r) the Corporation has not entered into any employment contract written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

               (s) the Corporation has not granted any increase in the base compensation of any of its directors, officers, employees or consultants other than increases in compensation in the Ordinary Course of Business;

               (t) the Corporation has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, employees or consultants (or taken any such action with respect to any other Benefit Plan);

               (u) the Corporation has not made any other change in employment terms for any of its directors, officers, employees or consultants; and

               (v) the Corporation has not agreed, whether or not in writing, to do any of the foregoing.

        SECTION 3.14. Certain Practices. Neither the Corporation, nor any of its officers, directors, shareholders, employees or consultants have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic political activity; made any unlawful payment to foreign or domestic government officials or employees or consultants or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Corporation or any subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

        SECTION 3.15. Compliance with Law; Licenses and Permits. Except as set forth on Schedule 3.15, the Corporation has substantially complied with all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. Except as set forth on Schedule 3.15, there is no existing law, rule, regulation or order, whether federal, state or local, which would prohibit or restrict the Buyers from conducting the Business in the manner heretofore conducted by the Corporation in any jurisdiction in which the Business is now conducted. The Corporation possesses all franchises, permits, licenses, certificates and consents required from any governmental or regulatory authority in order for the Corporation to carry on its business as currently conducted and to own and operate its properties and assets as now owned and operated. All of such licenses and permits are in full force and effect and true and correct copies of all such licenses and permits are included in Schedule 3.15 hereto.

        SECTION 3.16. Employee Benefits. Schedule 3.16 lists all defined benefit plans, defined contribution plans, welfare plans, compensation plans, medical insurance and other employee benefit plans and programs maintained or contributed to, or formerly maintained or contributed to by the Corporation or any predecessor or ERISA Affiliates ("Benefit Plans"). Except as provided in
Schedule 3.16, as respects all Benefits Plans: (a) no Benefit Plan is or has been subject to Title IV of ERISA; (b) no Benefit Plan provides for medical benefits, life insurance or other similar benefits to retirees or their families; (c) no Benefit Plan that provides welfare benefits is self-funded;
(d) the Corporation has not effected a termination or partial termination of any Benefit Plan or participation in any Benefit Plan within the last five (5) years; (e) no disabled current or former employee claims or receives or is entitled to receive disability, pension, health, welfare or life insurance benefits from the Corporation;(f) all Benefit Plans may be terminated or modified by the Corporation in its discretion without penalty or premium; and
(g) all Benefit Plans have been operated in accordance with their terms and all applicable laws, and each Benefit Plan intended to qualify under Section 401(a) of the Code so qualifies.

        SECTION 3.17. Fixed Assets. Except as shown on Schedule 3.17, the Corporation has good and marketable title to all of the Transferred Assets, free and clear of all claims, liens, mortgages, charges and encumbrances. All of the Transferred Assets, whether owned or leased, are adequate and usable for the purposes for which they are currently used, are in good operating condition and repair and have been properly maintained.

        SECTION 3.18. Insurance. Schedule 3.18 lists the insurance coverage carried by the Corporation, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing Date. The Buyers have been provided with an accurate list of all insurance loss runs or worker's compensation claims received for the past three policy years. Except as set forth on Schedule 3.18, the Corporation: (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion; (ii) has not received notice of cancellation or nonrenewal of any such policy or binder; (iii) is not aware of any threatened or proposed cancellation or nonrenewal of any such policy or binder; (iv) has not received notice of any insurance premiums which will be materially increased in the future; and (v) is not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed Liability.

        SECTION 3.19. Outstanding Contracts. Except as set forth on Schedule 3.19, the Corporation has delivered or made available to the Buyers true, correct and complete copies of all of the existing contracts, agreements, personal property, leases, commitments, licenses and franchises relating to the Corporation (collectively the "Contracts"). All of the Contracts and the agreement referenced on Schedule 3.19 are in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 3.19.1, the Corporation and each other party thereto have materially performed all the obligations required to be performed by it, have received no notice of default and are not in default (with due notice of lapse of time or both) under any of the Contracts. The Corporation has no present expectation or intention of not fully performing all its obligations under each of the Contracts, and the Corporation is not aware of any breach or anticipated breach by the other party to any of the Contracts to which the Corporation is a party. Except as set forth on Schedule 3.19.2, none of the Contracts has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Corporation is not aware of any intention or right of any party to declare another party to any of the Contracts to be in default. Except as set forth on Schedule 3.19.3, there exists no actual or, threatened termination, cancellation or limitation of the business relationship of the Corporation by any party to any of the Contracts. Except as set forth on Schedule 3.19.4, none of the Contracts requires the consent of the other party thereto for the assignment of such Contract to the Buyers and, upon such assignment at Closing as contemplated by this Agreement, Buyers shall have all of the rights of the Corporation thereunder.

        SECTION 3.20. Outstanding Leases. Schedule 3.20 sets forth a description of each agreement by which the Corporation leases each parcel of real property (the "Leased Parcels") used in connection with the Business (collectively, the "Leases"). The Corporation has delivered or made available to the Buyers true, correct and complete copies of all of the Leases specified on Schedule 3.20. All rents due under the Leases have been paid. Each of the Leases is in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 3.20, the Corporation and each other party to the Leases have performed all the obligations required to be performed by them, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Leases.
The Corporation has no present expectation or intention of not fully performing all its obligations under each of the Leases, and the Corporation is not aware of any breach or anticipated breach by the other party to any of the Leases. Except as set forth on Schedule 3.20, none of the Leases has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Corporation is not aware of any intention or right of any party to declare another party to any of the Leases to be in default.
There exists no actual or threatened termination, cancellation, or limitation of the business relationship of the Corporation with any party to any of the Leases.

        SECTION 3.21. Intellectual Properties. The Corporation owns all domestic and foreign letters, patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, trade secrets or other confidential proprietary information used by the Corporation in the operation of the Business (collectively the "Intellectual Property"). Except as set forth on Schedule
3.21 and except for commercial software licensed for use on personal computers, the Corporation owns the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of its Business and each item constituting part of the Intellectual Property which is owned by the Corporation has been, to the extent indicated in Schedule 3.21, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark office or such other government entities, domestic or foreign as are indicated in Schedule 3.21 and such registrations, filings and issuances remain in full force and effect. There are no pending or threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. There is no reasonable basis upon which a claim may be asserted against the Corporation for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, service mark registrations or applications copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. No Person is infringing the Intellectual Property.

        SECTION 3.22. Proprietary Information of Third Parties. Except as disclosed on Schedule 3.22, no third party has claimed (in writing) that any Person employed by or consulting with the Corporation ("Related Person") has:
(i) violated or may be violating any of the terms or conditions of such person's employment, noncompetition or nondisclosure agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees or consultants. No third party has requested information from the Corporation which suggests that such a claim might be contemplated. Except as disclosed on
Schedule 3.22, to the Knowledge of the Corporation, no Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development, or sale of any service of the Corporation, and the Corporation has no reason to believe there will be any such employment or violation.

        SECTION 3.23.  Transactions with Affiliates.  Except as disclosed on
Schedule 3.23, no stockholder, director, or officer of the Corporation, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a beneficial interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with the Corporation, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments or involving other obligations to any such person or firm that survives the Closing.

        SECTION 3.24. Taxes. All federal, state, local and foreign Tax returns and Tax reports required to be filed by the Corporation on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. Except as set forth on Schedule 3.7, all Taxes which have become due or payable or are required to be collected by the Corporation for any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Balance Sheet in accordance with GAAP or the Corporation's books and records on or prior to the Closing Date. All deposits required by law to be made by the Corporation with respect to employees' withholding Taxes have been duly made, and as of the Closing Date all such deposits due will have been made. The Corporation has delivered to the Buyers true and complete copies of all of the Corporation's state and federal income Tax returns for the fiscal periods ended December, 1996, 1995 and 1994 and all reports and results of income Tax audits, if any, related thereto. No examination of any Tax return of the Corporation is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such Tax return.

        "Tax" or "Taxes" means all taxes, including any interest, penalties or other additions to tax, which the Corporation is required to pay, withhold or collect (including without limitation all income taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, welfare taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, real and personal property taxes, assessments, environmental taxes, transfer taxes, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other similar obligations).

        SECTION 3.25. Litigation. Except as set forth on Schedule 3.25, there is no: (i) action, suit, claim, proceeding or investigation pending or threatened against or affecting the Corporation (whether or not the Corporation is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) arbitration proceeding pending relating to the Corporation; or (iii) governmental inquiry pending or threatened against or involving the Corporation, and there is no basis for any of the foregoing. The Corporation has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any Liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of the Corporation. There are no outstanding orders, writs, judgments, injunctions or decrees served upon the Corporation by any court, governmental agency or arbitration tribunal against the Corporation. To the knowledge of the Corporation, there are no facts or circumstances which are reasonably anticipated to result in institution of any action, suit, claim or legal administrative or arbitration proceeding or investigation against, involving or affecting the Corporation or the transactions contemplated hereby. The Corporation is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as disclosed on Schedule 3.25, there is no action or suit by the Corporation pending or threatened against others.

        SECTION 3.26. Environmental Matters. The Corporation is in compliance with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to all environmental statutes, rules and regulations. Except as set forth on Schedule 3.26, there are no past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Corporation or the Corporation's predecessors, either collectively, individually or severally, which may interfere with or prevent continued compliance with, or which may give rise to any common law or legal Liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any Substance. As used in this Section 3.26, the term "Substance" or "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto.

        SECTION 3.27.  Broker's or Finder's Fees.  Except as set forth on
Schedule 3.27, no agent, broker, person or firm acting on behalf of the Corporation is, or will be, entitled to any commission or broker's or finder's fees from the Corporation or from any person controlling, controlled by or under common control with the Corporation in connection with any of the transactions contemplated herein.

        SECTION 3.28. Accounts Receivable and Employee Loans. All accounts receivable of the Corporation that are reflected on the Balance Sheet on the Balance Sheet Date or on the accounting records of the Corporation as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or on the accounting records of the Corporation as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging.) Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. After such 120-day period, the Buyers shall re-assign any uncollectible account to the Corporation for collection and the Buyers shall have the right to make a claim in accordance with the Indemnification Agreement and the Escrow Agreement; however, the Corporation shall not have a right to dispute such claim for the balance of such uncollectible account. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. All employee loans are collectible without any contest, claim, or right of set-off.

        SECTION 3.29. Securities Exemptions. The Shares constituting a portion of the Purchase Price are being issued to the Corporation for its own account, for investment purposes only and, other than with respect to the possible distribution to the Corporation's stockholders and key employees, the Corporation has no present intention of distributing, selling or otherwise disposing of such Shares in connection with a distribution within the meaning of the Securities Act of 1933, as amended, (the "Securities Act") and the rules and regulations thereunder. The Corporation is an accredited investor as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

        SECTION 3.30. Disclosure. All Documents delivered or to be delivered by the Corporation and all Documents delivered or to be delivered on behalf of the Corporation by its agents, in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Neither this Agreement, nor any of the other Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by the Corporation herein or therein, in light of the circumstances in which made, not misleading. There is no fact which adversely affects the business, prospects or financial condition of the Corporation or its properties or assets, which has not been set forth in the Documents.


           ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

        As an inducement to the Corporation to enter into this Agreement and to consummate the transactions contemplated hereby, StaffMark and SAC, jointly and severally, represent and warrant to the Corporation as follows:

        SECTION 4.1. Organization. Each of StaffMark and SAC are duly organized, validly existing and in good standing under the laws of the State of Delaware and are duly qualified to transact business as a foreign corporation in each jurisdiction where the conduct of its business requires each of them to be so qualified.

        SECTION 4.2. Corporate Power and Authority. The Buyers have the corporate power and authority to execute, deliver and perform this Agreement and the other Documents to which it is a party. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action of each of the Buyers. This

Agreement constitutes the legal, valid and binding obligation of the Buyers enforceable against each of the Buyers in accordance with its terms and each of the Documents, when executed by either of the Buyers that is a party thereto, will constitute a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

        SECTION 4.3. No Violation. Neither the execution and delivery by either of the Buyers of this Agreement and any Documents to which such Buyer is a party, nor the consummation by either of the Buyers of the transactions contemplated hereby or thereby, nor the performance by either of the Buyers of this Agreement or the Documents in compliance with the terms and conditions hereof and thereof will: (i) violate, conflict with or result in any breach of the certificate of incorporation or bylaws of either Buyers, or any trust agreement, judgment, decree, injunction, order, writ, statute, rule or regulation applicable to either Buyer; (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) of the maturity of any payment date or any of the obligations of either Buyer under any law, statute, rule, regulation or any judgment, decree, order, governmental permit, license or order applicable to either Buyer or any of the terms, conditions or provisions of any material mortgage, indenture, note, license, agreement or other instrument or obligation related to either Buyer or to either Buyer's ability to consummate the transactions contemplated hereby or thereby to which either Buyer is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and except for any such default that would not result in an adverse effect on its business; or (iii) require the consent, waiver, authorization or approval of any federal, state or local government or governmental department, agency, board, commission, bureau, instrumentality, or public or self-regulatory body or authority, or of any other Person, entity or organization.

        SECTION 4.4. The Shares. The Shares when delivered hereunder will be duly authorized, validly issued, and fully paid and nonassessable and will be free and clear of any Claims, except for any transfer restrictions imposed by the state and federal securities laws. The Shares will be issued pursuant to
Section 4(2) of the Securities Act. Certificates representing the Shares issued to the Corporation will contain a restrictive legend in substantially the following form:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, DISTRIBUTED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF: (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR THE AVAILABILITY OF AN EXEMPTION THEREFROM; OR (B) AN OPINION OF COUNSEL ACCEPTABLE TO STAFFMARK, INC. TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

                ARTICLE V.  PRE-CLOSING COVENANTS AND AGREEMENTS

        The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

        SECTION 5.1. Cooperation. Each of the Parties hereto shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

        SECTION 5.2. Best Efforts. The Corporation and the Buyers shall each use its best efforts to procure upon reasonable terms and conditions all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement and SAC's ownership and the Corporation's Business after the Closing Date. Prior to the Closing Date, the Corporation will use commercially reasonable efforts to preserve its relationships with its employees, consultants, customers, and others having business relationships with the Corporation.

        SECTION 5.3. Investigations. The Corporation shall give the Buyers and its employees, accountants, attorneys and other authorized representatives full access during all reasonable times to all the premises, properties, books and records, and furnish the Buyers with such financial and operating data, analyses and other information of any kind respecting the Corporation's business and properties as the Buyers shall from time to time request. Any investigation shall be conducted in a manner which does not unreasonably interfere with business operations of the Corporation.

        SECTION 5.4. Distributions. Prior to the Closing, the Corporation shall pay no dividends, distributions, consulting fees or management fees to the stockholder(s) of the Corporation, except with respect to the Excluded Assets. Prior to the Closing, the Corporation shall not increase management compensation policies or plans, and shall conduct no transactions with, or transfer anything of value, directly or indirectly, to the Corporation's stockholders, except with respect to the Excluded Assets.

        SECTION 5.5. Corporate Matters. During the period from the date of this Agreement to the Closing, the Corporation will not: (i) amend its articles of incorporation or bylaws; (ii) issue any shares of its capital stock; (iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued or transferred from treasury; (iv) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3.14 above; or (v) agree to do any of the acts listed above.

        SECTION 5.6. Obligations Concerning Employees. The Corporation will be responsible for all Liabilities associated with the employees and consultants which relate to the period prior to midnight on the Closing Date (the "Employee Transfer Time"). On the Closing Date, the Corporation agrees to provide the Buyers with the register for the most recent payroll period which register shall contain a true and complete list of the FICA wages and FICA withholdings as of the date of such register related to compensation paid by the Corporation to the employees or consultants of the Corporation prior to the Closing Date.

        SECTION 5.7. Corporate Name. On the Closing Date, the Corporation shall change its corporate name such that the new name of Corporation is not similar to the existing name and otherwise is not likely to be confused with its present names so as to make the Corporation's name available to the Buyers.

        SECTION 5.8. Notice of Developments. The Corporation will give prompt written notice to the Buyers of any material adverse development causing a breach of any of the representations and warranties in Article III above.

        SECTION 5.9. Exclusivity. The Corporation will not: (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Corporation (including any acquisition structured as a merger, consolidation, or share exchange); or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Corporation will notify the Buyers immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.


                      ARTICLE VI.  POST-CLOSING COVENANTS

        The Parties agree as follows with respect to the period following the Closing.

        SECTION 6.1.   Post-Closing Covenants of the Corporation.

               (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Corporation will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

               (b) Transition. The Corporation will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Corporation from maintaining the same business relationships with the Buyers after the Closing as it maintained with the Corporation prior to the Closing. The Corporation will refer all customer inquiries relating to the Business to the Buyers from and after the Closing.

               (c) Tax Returns. The Corporation shall cause to be prepared and filed, at its sole expense all of its required Tax returns for all Tax periods ending prior to the Closing Date. The Corporation shall be responsible for the payment of all Taxes due or assessed which relate to the operations of the Business for all periods up to and including the Closing Date.

               (d) Dissolution. Subsequent to the Closing, the Corporation will not dissolve or otherwise terminate its existence on or before December 26, 1997.

               (e) Nondisclosure of Confidential Information. The Corporation recognizes and acknowledges that it has and will have access to certain confidential information of the Buyers (including, but not limited to, list of customers, and costs and financial information) that StaffMark considers to be valuable, special and unique property of StaffMark. Following the Closing, the Corporation agrees that it will not disclose, and that it will use reasonable efforts to prevent disclosure by any other Person of, any such confidential information to any Person, except to authorized representatives of StaffMark. The Corporation recognizes and agrees that violation of any of the agreements contained in this Section 6.1(e) will cause irreparable damage or injury to StaffMark, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, StaffMark shall be entitled to seek an injunction, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies StaffMark may have against the Corporation or its stockholder.

               (f) Payment of Liabilities. Following the Closing Date, except for the Assumed Liabilities, the Corporation shall pay and satisfy in full all of its other obligations and Liabilities, of any nature whatsoever, which accrue prior or subsequent to the Closing Date.

               (g) Insurance. Following the Closing Date, the Corporation shall, if requested by the Buyers, assign to the Buyers or its designated affiliates the Corporation's unemployment insurance and worker's compensation experience ratings and take such steps as the Buyers shall reasonably request to effect such assignment, if such assignment is permitted and does not result in any cost, expense or penalty to the Corporation and is otherwise not prejudicial to the Corporation.

               (h) Employee Records. Following the Closing Date, unless prohibited by law, the Corporation shall make available to the Buyers all personnel records, including without limitation names, Social Security numbers, dates of hire by the Corporation, dates of birth, number of hours worked each calendar year, and salary histories, for all the Corporation's employees and consultants. The Corporation and the Buyers shall also cooperate, both before and after the Closing Date, in exchanging information, including pertinent employment records, benefit information, salary and compensation records, financial statements and other data, and in taking other action respecting the interests of the Corporation's employees and consultants who become employees or consultants of the Buyers at or shortly following the Closing Date, and their respective beneficiaries and dependents, in each of the employee benefit plans of the Corporation and any plans established by the Buyers, so as to secure an orderly and effective transition of the benefit arrangements for such employees or consultants of the Corporation and their respective beneficiaries and dependents.

               (i) Bulk Transfer Compliance. Following the Closing Date, the Corporation shall pay any and all Claims resulting from the assertion of any claim made against the Transferred Assets or the Buyers by any creditor of the Corporation pursuant to any bulk sales statutes, or any other applicable law related to bulk sales, other than any Claims relating to the Assumed Liabilities.

               (j) Corporate Name. From and after the Closing, Corporation shall not use the words making up its existing name (or any existing trade names) or similar names in connection with any business.

               (k) Consents. Following the Closing, the Corporation will use its best efforts to obtain any consents not previously obtained as soon as possible after the Closing Date.

               (l) Employee Claims. On or after the Closing Date, the Corporation hereby agrees and covenants that in the event the Buyers receive employee or consultant claims attributable in all or in part to the employment of such employee or consultant or former employee or consultant of the Corporation prior to the Closing Date, the Corporation agrees to undertake the defense of such claims. Such claims could include, without limitation, claims asserted by any union representing the Corporation's employees or claims before an administrative agency such as the EEOC or NLRB against the Buyers, or its officers, agents, attorneys, employees, parent or assigns in any way arising out of or relating to the employment of such employees or their termination by the

        Corporation; provided, however, that the Buyers will provide the Corporation prompt notice of any such Claim in as much detail as is reasonably possible.

               (m) Employee Bonuses. Following the Closing Date, the Corporation agrees to pay any and all amounts owed by the Corporation to the key employees with respect to incentive and/or bonus plans, agreements or arrangements that existed with such persons on or before the Closing Date to the extent that any such items are not a part of the Assumed Liabilities.

               (n) Licenses of the Corporation. Following the Closing Date, the Corporation will obtain qualifications or licenses necessary to do business in the states listed on Schedule 3.1, such that the Corporation will be in good standing as a foreign corporation in such states.

               (o) Relocation Costs. The Corporation will pay fifty percent (50%) of any costs incurred (other than rent increases) if any landlord of the Corporation terminates its lease with the Corporation as a result of this Agreement and the transactions contemplated hereby.

               (p) 401(k) Plan and Other Employee Benefit Matters. Prior to the Closing, the Corporation shall: (i) terminate the Structured Logic Company, Inc. 401(k) Plan and Trust (the "SLC Plan") and fully vest all participants in their account balances thereunder; and (ii) adopt a plan that is intended to qualify under Section 401(a) of the Code which is substantially identical to the SLC Plan (the "Mirror
        Plan").  Following the Closing, the Corporation shall:   (i) take such
        action as may be necessary so that distributions from the SLC Plan qualify as "eligible rollover distributions" within the meaning of
        Section 402(c)(4) of the Code; (ii) obtain a favorable determination letter from the Internal Revenue Service with respect to the termination of the SLC Plan; (iii) make all required filings with governmental authorities with respect to the SLC Plan; and (iv) after completion of the actions contemplated by clauses (i) through (iii) in this Sentence distribute all assets of the SLC Plan to participants in accordance with the terms of the SLC Plan and applicable law. As soon as possible following the Closing, the Corporation will make all filings required with respect to any Benefit Plans, including but not limited to the SLC Plan, with the appropriate governmental authorities.

               (q) Disability and Insurance Policies. As soon as possible following the Closing, the Corporation will terminate all of the insurance and disability policies listed on Schedule 3.16.

        SECTION 6.2    Post-Closing Covenants of StaffMark and SAC.

               (a) Employees and Consultants. Following the Closing Date, the employees and consultants of the Corporation shall cease to be employees and consultants of the Corporation and, except as otherwise determined by SAC in its sole discretion, shall become employees and consultants of SAC or an affiliate of the Buyers on an employment at will basis. Notwithstanding the foregoing, the Buyers will have no Liability to the Corporation if for any reason; (i) the Buyers decide not to offer employment to any of the Corporation's employees or consultants (other than employees or consultants subject to employment agreements as required by this Agreement); (ii) any of the employees or consultants do not accept SAC's offer of employment; or (iii) any of the employees or consultants (other than employees subject to the employment agreements) accept employment with SAC, but such employment is terminated for any reason after the Closing Date.

               (b) Employee Stock Options. As of the Closing Date, StaffMark shall grant employees of the Corporation, other than the stockholders of the Corporation, non-qualified stock options to purchase an aggregate of 50,000 shares of StaffMark Common Stock at an exercise price equal to the closing sales price of the StaffMark Common Stock as of the Closing Date. Such options shall be granted pursuant to and subject to the terms of the StaffMark, Inc. 1996 Stock Option Plan, to such persons and in such amounts (subject to a maximum of 50,000 shares) as have been agreed upon between the Corporation and StaffMark.

               (c) Relocation Costs. The Buyers will pay fifty percent (50%) of any costs incurred (other than rent increases) if any landlord of the Corporation terminates its lease with the Corporation as a result of this Agreement and the transactions contemplated hereby.

               (d) The Mirror Plan. As of the Closing, SAC or an affiliate of the Buyers shall assume sponsorship of the Mirror Plan. Upon completion of the actions contemplated by clauses (i) through (iii) in the second sentence of Section 6.1(p) to the satisfaction of SAC or an affiliate of the Buyers, SAC or an affiliate of the Buyers shall cause the Mirror Plan (or any other qualified plan that covers former participants of the SLC Plan) to accept rollover contributions from the SLC Plan on behalf of participants then actively employed by SAC or an affiliate of the Buyers. Nothing contained herein shall prevent SAC or an affiliate of the Buyers from amending, terminating or merging the Mirror Plan at any time after the Closing.


              ARTICLE VII.  CONDITIONS TO THE BUYERS' OBLIGATIONS

        The obligation of the Buyers to consummate the transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived (in writing) by the Buyers in their sole discretion:

        SECTION 7.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by the Corporation in Article III of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date; the Corporation shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing
Date.   The President of the Corporation shall deliver a certificate to the
Buyers to the effect that each of the above conditions are satisfied in all respects.

        SECTION 7.2. Consents. All requisite governmental approvals and consents of third parties required to be received to prevent any license, permit, Contract or agreement relating to the Business from terminating prior to its scheduled termination, as a result of the consummation of the transactions contemplated hereby, shall have been obtained and all permits listed on Schedule 3.15 shall have been transferred to SAC.

        SECTION 7.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any governmental authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 7.4. Opinion of Counsel to the Corporation. The Buyers shall have received an opinion from counsel to the Corporation, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyers.

        SECTION 7.5. Closing Documents. The Corporation shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement to be delivered by the Corporation.

        SECTION 7.6. Due Diligence. The Buyers shall have completed its due diligence review of the Corporation and the Business, and the results of such review shall have been satisfactory to the Buyers in its sole discretion.

        SECTION 7.7. Approval of the Buyers and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Corporation hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Buyers and its counsel.

        SECTION 7.8. No Material Adverse Change. From the date of this Agreement through the Closing Date, (i) there shall have been no material adverse change in the assets, liabilities, or financial condition of the business of the Corporation from that reflected in the Balance Sheet outside the Ordinary Course of Business, and (ii) none of the business, financial condition, operations, property, or affairs of the Corporation shall have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

        SECTION 7.9. Indemnification Agreement. The Buyers shall have received a counterpart executed copy of the "Indemnification Agreement" from the Corporation and the Corporation's stockholder in substantially the form of Exhibit E attached hereto.

        SECTION 7.10. Escrow Agreement. The Buyers shall have received a counterpart executed copy of the Escrow Agreement from the Corporation and the Corporation's stockholders.

        SECTION 7.11. Employment Agreements. The Buyers shall have received a counterpart executed copy of employment agreements with Gene Lerner, Les Lerner and the key employees of the Corporation, satisfactory to the Buyers (the "Employment Agreements").

        SECTION 7.12. Noncompetition Agreement. The Buyers shall have received a counterpart executed copy of the "Noncompetition Agreements" in the form of Exhibit F attached hereto from the Corporation's stockholders.

        SECTION 7.13. Earnout Agreement. The Buyers shall have received a counterpart executed copy of the Earnout Agreement from the Corporation.

        SECTION 7.14. Purchase Price Certificate. The Buyers shall have received a counterpart executed copy of the Purchase Price Certificate from the Corporation.

        SECTION 7.15. Corporate Name. The Corporation shall have delivered a corporate name change resolution and form to change the name of the Corporation as set forth in Section 5.7.

        SECTION 7.16. Additional Agreements. The Corporation shall have entered into such additional agreements as may reasonably be required to be entered into by such Party on or before the Closing.


           ARTICLE VIII.  CONDITIONS TO THE CORPORATION'S OBLIGATIONS

        The obligation of the Corporation to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Corporation (in writing) in its sole discretion:

        SECTION 8.1. Representations and Warranties True; Satisfaction of Covenants. All of the representations and warranties made by the Buyers in
Article IV of this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date. The Buyers shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date. An executive officer of the Buyers shall deliver a certificate to the Corporation to the effect that each of the above conditions are satisfied in all respects.

        SECTION 8.2. Closing Documents. The Buyers shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement.

        SECTION 8.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted by any governmental authority or third party to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 8.4. Approval of the Corporation and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Buyers hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Corporation and its counsel.

        SECTION 8.5. Employment Agreements. The Buyers shall have delivered executed counterparts of the Employment Agreements satisfactory to the Corporation.

        SECTION 8.6. Earnout Agreement. The Corporation shall have delivered a counterpart executed copy of the Earnout Agreement.

        SECTION 8.7. Opinion of Counsel to the Buyers. The Corporation shall have received an opinion of counsel to the Buyers, dated as of the Closing Date, in form and substance reasonably satisfactory to the Corporation.

        SECTION 8.8. Additional Agreements. The Buyers and affiliates shall have entered into such additional agreements as may reasonably be required to be entered into by such parties on or before the Closing.


            ARTICLE IX.  THE CLOSING AND CERTAIN CLOSING DELIVERIES

        SECTION 9.1. Time and Place of the Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178; Phone: (212) 309-6000; Fax: (212) 309-6273, on November 10, 1997, or on such other place, date and time as may be mutually agreed upon by the parties (the "Closing Date"). The transactions contemplated by this Agreement shall be effective for accounting purposes as of 12:01 A.M. (CDT) on October 1, 1997. At the Closing: (i) the Corporation will deliver to the Buyers the various certificates, instruments and documents referred to in Article VII and any other certificates and documents reasonably requested by the Buyers; (ii) the Buyers will deliver to the Corporation the various certificates, instruments and documents referred to in Article VIII; and (iii) the Buyers will deliver to the Corporation and the escrow agent the respective portions of the First Purchase Price Payment pursuant to and in accordance with this Agreement.

        SECTION 9.2. Survival of Representations, Warranties and Covenants. All of the representations and warranties of the parties contained in this Agreement shall survive for two (2) years following the Closing Date; except, that, the survivability periods as to the representations and warranties in
Section 3.24 shall survive for the full period of the statute of limitations applicable to the matters described in such section. Certain covenants of the parties in this Agreement are post-closing covenants and shall survive the Closing Date for the time periods so indicated in each such section.

        SECTION 9.3. Remedies. In the event that a Party (the "Breaching Party") breaches any provision of this Agreement, then the other Party may exercise all of its remedies under this Agreement. The Breaching Party shall be liable to the other Party for any Adverse Consequences the other party suffers resulting from, arising out of, relating to, or caused by any such breach or alleged breach.


                             ARTICLE X. TERMINATION

        SECTION 10.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

               (a) The Buyers and the Corporation may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (b) The Buyers may terminate this Agreement at any time prior to the Closing; (i) in the event the Corporation has breached any representation, warranty, or covenant contained in this Agreement in any material respect; (ii) in the event that the Buyers are not satisfied with its business, legal, accounting, environmental, labor, employee matters, operational or financial due diligence; (iii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on the Corporation; or (iv) if the Closing shall not have occurred on or before November 16, 1997;

               (c) The Corporation may terminate this Agreement any time prior to the Closing; (i) in the event the Buyers have breached any representation, warranty or covenant contained in this Agreement in any material respect; (ii) if there is discovered or should there occur any event or condition which could reasonably be expected to have a material adverse effect on the Buyers but such event shall not include any effects or changes on the price of the Buyers' common stock; or
        (iii) if the Closing shall not have occurred on or before November 16, 1997;

               (d) The Buyers may terminate this Agreement if a governmental authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces, or holds applicable to the Agreement a law, or a suit, action, or proceeding is threatened or pending before a governmental authority, that directly or indirectly: (i) declares this Agreement to be illegal; (ii) permanently enjoins, restrains or otherwise prohibits the acquisition of the Transferred Assets by the Buyers pursuant to this Agreement or the transactions contemplated hereby; (iii) prohibits the ownership or operation by the Buyers (or any of its affiliates) of all or a material portion of the Transferred Assets; or (iv) compels the Buyers (or any of their Affiliates) to segregate or dispose of all or a material portion of the Transferred Assets; or

               (e) The Corporation may terminate this Agreement if a governmental authority adopts, enters, enacts or issues a final and nonappealable order, or adopts, enacts, enforces or holds applicable to this Agreement a law or a suit, action or proceeding is threatened or pending before a governmental authority that directly or indirectly:
        (i) declares the Agreement to be illegal; or (ii) permanently enjoins, restrains, or otherwise prohibits this Agreement or the transactions contemplated hereby.

Termination of this Agreement by any Party pursuant to clauses (b) or (c) above will be valid only if a notice of termination, signed by or on behalf of the Party electing the termination, is given to the other Party to this Agreement. Termination of this Agreement in accordance with clause (a) above will be effective as of the date specified in the Parties' written agreement of termination. Termination of this Agreement in accordance with clauses (d) or
(e) above will be effective on the effective date of the law or order that makes the Agreement illegal or permanently enjoins, restrains, or prohibits consummation of the Agreement, ownership of the Transferred Assets.

        SECTION 10.2. Effect of Termination. If this Agreement is terminated in accordance with the provisions of Section 10.1, a Party will not have any further right, Liability or obligation with respect to the other Party.

        SECTION 10.3. Other Termination Matters. The confidentiality provisions contained in Section 6.1(e) of this Agreement shall survive termination pursuant to Section 10.1 above for a period of one (1) year following any such termination date.

                           ARTICLE XI.  MISCELLANEOUS

        SECTION 11.1. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either: (i) delivered by hand;
(ii) sent by recognized overnight courier; (iii) made by telecopy or facsimile transmission; or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.


        If to Buyers:


               StaffMark, Inc.
               302 East Millsap Road
               Fayetteville, Arkansas  72703
               Attn:  Terry C. Bellora, Chief Financial Officer
               Phone:    (501) 973-6000
               Fax No.:  (501) 973-6019


        With a copy to:


               Gordon Y. Allison, Esq.
               302 East Millsap Road
               Fayetteville, Arkansas 72703
               Attn:  Gordon Y. Allison, Executive
                        Vice President - General Counsel
               Phone:    (501) 973-6057
               Fax No.:  (501) 973-6049


        If to the Corporation:


               Structured Logic Company, Inc.
               Attention: Gene Lerner, President
               330 7th Avenue, 15th Floor
               New York, New York 10001
               Phone:    (212) 947-7510
               Fax:      (212) 967-0720


        With a copy to:


               Ginsburg, Feldman & Bress
               1250 Connecticut Avenue, N.W.
               Washington, D.C.  20036
               Attention: Harvey Shulman
               Phone:  (202) 637-9000
               Fax:    (202) 637-9195

All notices, requests, consents and other communications hereunder shall be deemed to have been given: (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above; (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service; (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the other Party given in accordance with this Section 11.1.

        SECTION 11.2. Entire Agreement. This Agreement and the Documents embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.

        SECTION 11.3. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

        SECTION 11.4. Assignment/Binding Effect. Neither this Agreement, nor any right or obligation hereunder, may be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided, however, the Buyers may assign their rights (but not its obligations) hereunder to a wholly-owned subsidiary formed for the purpose of owning and operating the Business. This Agreement shall be binding upon, and inure to the benefit of, the representatives, successors and permitted assigns.

        SECTION 11.5. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the Parties hereto, and no Person shall be regarded as a third-party beneficiary of this Agreement.

        SECTION 11.6. Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        SECTION 11.7. Submission to Jurisdiction. Each of the Parties submits to jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, other than those relating to any arbitration proceeding concerning indemnification claims relating to the Indemnification Agreement and/or the Escrow Agreement subsequent to the Closing. Each of the Parties waives any defense of inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

        SECTION 11.8. Severability. In the event that any tribunal of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

        SECTION 11.9. Interpretation. The Parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any party, regardless of which Party was generally responsible for the preparation of this Agreement.

        SECTION 11.10. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

        SECTION 11.11. Expenses. Each Party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such Party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

        SECTION 11.12. Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

        SECTION 11.13. Publicity. Except by the mutual agreement between the Corporation and StaffMark, no Party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement except as may be required by law, rule or regulation.

        SECTION 11.14. Counterparts. This Agreement may be executed in one or more counterparts, and by different Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SECTION 11.15. Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        SECTION 11.16. Telecopy Execution and Delivery. A facsimile telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction thereof.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Buyers and the Corporation have each caused this Agreement to be executed by their respective duly authorized officers all as of the day and year first above written.



                                   THE BUYERS

                                   STAFFMARK, INC.



                                   By: /s/ ROBERT H. JANES III
                                      ------------------------------------------
                                           Robert H. Janes III
                                           Executive Vice President


                                   STAFFMARK ACQUISITION CORPORATION SIXTEEN



                                   By: /s/ ROBERT H. JANES III
                                      ------------------------------------------
                                           Robert H. Janes III
                                           Executive Vice President


                                   THE CORPORATION

                                   STRUCTURED LOGIC COMPANY, INC.



                                   By: /s/ GENE LERNER
                                      ------------------------------------------
                                           Gene Lerner
                                           President

                                   STRUCTURED LOGIC SYSTEMS, INC.



                                   By: /s/ GENE LERNER
                                      ------------------------------------------
                                           Gene Lerner
                                           Vice President